                                                                                                                            Exhibit 10.3
SECOND AMENDMENT

TO THE

PMA CAPITAL CORPORATION EXECUTIVE MANAGEMENT PENSION PLAN

(as amended and restated effective january 1, 2000)

WHEREAS, some executives hired in mid-career by PMA Capital Corporation (the “Company”) are not able to be credited under the PMA Capital Corporation Pension Plan (the “Pension Plan”) with the maximum number of years of benefit service allowable under the Pension Plan (“Short Service Reduction”); and

WHEREAS, the Company maintains the PMA Capital Corporation Executive Management Pension Plan (the “Plan”) to provide the Short Service Reduction benefits to a select group of management and highly compensated employees; and

WHEREAS, the Plan was most recently amended and restated effective January 1, 2000 and has since been modified by the First Amendment thereto effective January 1, 2003; and

WHEREAS, the Company now desires to close participation in the Plan to new eligible executives and to modify the method by which Plan benefits are calculated by (1) freezing the accrual of benefits under the current Plan formula effective December 31, 2005 (but not freezing future reductions to accrued benefits as may result from future service with the Company), and (2) supplementing such frozen accruals with benefits derived from future “Contribution Credits” to be made to the Plan for plan years beginning on or after January 1, 2006; and

WHEREAS, under Sections 7.2(a) and 8.4 of the Plan, the Company has reserved the right to amend the Plan with respect to all Participating Companies at any time, subject to certain inapplicable limitations;

NOW, THEREFORE, effective January 1, 2006, except as otherwise specifically provided herein, the Company hereby amends the Plan as follows:

1.  A new Section 1.4 is added to read as follows, and all following sections of Article I (and all applicable cross-references) are renumbered as necessary:

“1.4 Beneficiary. The person or persons, or legal entity or entities, designated by a Participant or otherwise eligible under Section 6.3 to receive benefits (with respect to the Participant’s Post-2005 Service Retirement Benefit) after the Participant’s death.”

2.  A new Section 1.9 is added to read as follows, and all following sections of Article I (and all applicable cross-references) are renumbered as necessary:

“1.9 Compensation. With respect to any Participant, his or her “Compensation” (as such term is defined in Article II of the Retirement Savings Plan) equal to his or her annual rate of pay as in effect on the date that he or she first performed an Hour of Service.”

3.  A new Section 1.10 is added to read as follows, and all following sections of Article I (and all applicable cross-references) are renumbered as necessary:

“1.10 Contribution Account. With respect to any Participant, the recordkeeping entry maintained on the books and records of the Plan Sponsor to reflect Contribution Credits made on the Participant’s behalf (reduced by the value of any Expired Contribution Subaccounts), and adjustments thereto, pursuant to Article III.”

4.  A new Section 1.11 is added to read as follows, and all following sections of Article I (and all applicable cross-references) are renumbered as necessary:

“1.11 Contribution Credits. Those amounts which are credited to a Participant’s Contribution Account pursuant to Section 3.1.”

5.  A new Section 1.12 is added to read as follows, and all following sections of Article I (and all applicable cross-references) are renumbered as necessary:

“1.12 Contribution Subaccount. A subaccount maintained within a Participant’s Contribution Account, with respect to Contribution Credits for a given Plan Year, and adjustments thereto.”

6.  A new Section 1.13 is added to read as follows, and all following sections of Article I (and all applicable cross-references) are renumbered as necessary:

“1.13 Determination Date. March 31, June 30, September 30 and December 31 of each Plan Year.”

7.  A new Section 1.15 is added to read as follows, and all following sections of Article I (and all applicable cross-references) are renumbered as necessary:

“1.15 Expired Contribution Subaccount. Solely with respect to a Participant whose Past Service Credit under the Plan has been reduced to zero in accordance with Section 2.1, the oldest Contribution Subaccount of any Participant shall become an Expired Contribution Subaccount on the date as of which two times the Participant’s Years of Service after December 31, 2005 under the Retirement Savings Plan exceeds twenty-five (25). An example of the conversion of Contribution Subaccounts to Expired Contribution Subaccounts is set forth in Section 2.1(c). Upon his or her completion of each subsequent Year of Service under the Retirement Savings Plan, the Participant’s next oldest Contribution Subaccount shall become an additional Expired Contribution Subaccount.”

8.  A new Section 1.17 is added to read as follows, and all following sections of Article I (and all applicable cross-references) are renumbered as necessary:

“1.17 Grandfathered Participant. A Participant who, as of December 31, 2005, was an Eligible Executive who had both attained age 50 and was credited with 5 or more actual Years of Vesting Service under the Pension Plan (excluding any additional years of service that are recognized under this Plan).

9.  Section 1.18 (renumbered from 1.10) is amended to read as follows:

“1.18 Participant. An Eligible Executive or Former Eligible Executive who accrues, or has accrued, benefits under this Plan on and after January 1, 1999. No Eligible Executive shall become a Participant after December 31, 2005.”

10.  Section 1.21 (renumbered from 1.13) is amended to read as follows:

“1.21 Past Service Retirement Benefit. That portion of a Participant’s Retirement Benefit that is attributable to his past service retirement benefit under this Plan on and after January 1, 1999 (and frozen with respect to future accruals effective December 31, 2005), and under the PMA SERP before January 1, 1999, both as determined in accordance with Section 2.2 hereof.”

11.  A new Section 1.27 is added to read as follows, and all following sections of Article I (and all applicable cross-references) are renumbered as necessary:

“1.27 Post-2005 Service Retirement Benefit. That portion of a Participant’s Retirement Benefit that is attributable to Contribution Credits credited on his or her behalf pursuant to Section 3.1.”

12.  A new Section 1.29 is added to read as follows, and all following sections of Article I (and all applicable cross-references) are renumbered as necessary:

“1.29 Retirement Benefit. For any Participant, the sum of his or her Past Service Retirement Benefit and Post-2005 Service Retirement Benefit.”

13.  A new Section 1.30 is added to read as follows, and all following sections of Article I (and all applicable cross-references) are renumbered as necessary:

“1.30 Retirement Savings Plan. The PMA Capital Corporation Retirement Savings Plan (formerly known as the PMA Capital Corporation 401(k) Plan) as in effect on January 1, 2006 and as such plan may be further amended and/or restated from time to time and each successor or replacement tax-qualified retirement plan.”

14.  A new Section 1.36 is added to read as follows:

“1.36 Valuation Date. Each day on which the NYSE is open for business and such other dates(s), if any, as the Administrator shall determine.”

15.  Section 2.1 is amended to read as follows:

“2.1 Past Service Credit.

(a) A Participant’s Past Service Credit under the Plan on and after January 1, 1999, and under the PMA SERP before January 1, 1999, shall be determined as follows. A Participant who is or was an Eligible Executive shall be credited with one additional year of Benefit Service (as such term is defined in Article I of the Pension Plan) under this Plan on and after January 1, 1999, and under the PMA SERP before January 1, 1999, for each year of Benefit Service credited under the Pension Plan through December 31, 2005 until the sum of the Participant’s years of Benefit Service credited under this Plan on and after January 1, 1999, and under the PMA SERP before January 1, 1999 (i.e. the Participant’s Past Service Credit under the Plan on and after January 1, 1999 and under the PMA SERP before January 1, 1999) and the Participant’s years of Benefit Service credited under the Pension Plan through December 31, 2005 equals twenty-five (25). A Participant’s Past Service Credit shall not increase after December 31, 2005.

(b) If:

(1) before January 1, 2006, the sum of a Participant’s Past Service Credit under the Plan on and after January 1, 1999, the PMA SERP before January 1, 1999, and such Participant’s years of Benefit Service under the Pension Plan is greater than twenty-five (25); or

(2) after December 31, 2005, the sum of a Participant’s Past Service Credit under the Plan on and after January 1, 1999 through December 31, 2005 and the PMA SERP before January 1, 1999, the Participant’s years of Benefit Service under the Pension Plan through December 31, 2005, and two times the Participant’s Years of Service after December 31, 2005 under the Retirement Savings Plan is greater than twenty-five (25);

such Participant’s Past Service Credit under the Plan and under the PMA SERP shall be reduced so that such sum does not exceed twenty-five (25). For each succeeding year in which the Participant earns a Year of Service under the Retirement Savings Plan, his Past Service Credit shall be reduced by one year (but not below zero). Any such reduction shall be made first under the PMA SERP and then under this Plan. Once a Participant’s Past Service Credit is reduced to zero under this Section 2.1, his Contribution Subaccounts shall begin to be converted into Expired Contribution Subaccounts as he accumulates additional Years of Service under the Retirement Savings Plan, as described in Section 1.15 (definition of Expired Contribution Subaccount).

(c) Example. Assume that, as of December 31, 2005, a Participant has 10 years of Past Service Credit (including such credit under this Plan and the PMA SERP) and 10 years of Benefit Service under the Pension Plan. In 2006, the Participant begins to accumulate Contribution Credits which are allocated to his Contribution Subaccounts for each year. In 2008, the sum of his Past Service Credit (10 years), his Benefit Service under the Pension Plan (10 years) and two times his Years of Service under the Retirement Savings Plan (2 x 3 years = 6 years) exceeds the 25-year limit. At that point, he will no longer receive Contribution Credits and his Past Service Credit will begin to be reduced (starting with his Past Service Credit under the PMA SERP). If he continues to earn Years of Service under the Retirement Savings Plan, his Past Service Credit will be reduced to zero by 2018. At that point, two times his Years of Service under the Retirement Savings Plan (2 x 13 years = 26 years) will exceed the 25-year limit and his oldest Contribution Subaccount (from 2006) will be converted into an Expired Contribution Subaccount. If he continues to earn Years of Service under the Retirement Savings Plan, his last Contribution Subaccount will be converted into an Expired Contribution Subaccount in 2020, and he will cease to be entitled to any benefit under this Plan.”

16.  Section 2.2 is amended to read as follows:

“2.2 Past Service Retirement Benefit. Subject to Sections 2.3 and 8.2 hereof, a Participant’s Past Service Retirement Benefit, if any, shall be an amount equal to the amount that would be payable under the benefit formula actually used in determining such Participant’s benefit under Article V of the Pension Plan at the time such benefit becomes payable but using only the Participant’s Past Service Credit determined under Section 2.1 as his/her Years of Benefit Service (as defined in Article I of the Pension Plan) under the Pension Plan and the following additional assumptions:

(a) The Participant shall be deemed to receive Compensation (as such term is defined in Article I of the Pension Plan) during each year of past service equal to such Participant’s annual rate of pay as in effect on the Participant’s Employment Commencement Date (as such term is defined in Article I of the Pension Plan) without taking into account the Section 401(a)(17) Limitation or any salary reduction contributions by such Participant to the PMA Capital Corporation Excess Retirement Savings Plan or to the PMA Capital Corporation Executive Deferred Compensation Plan; and

(b) The Section 415 Limitation contained in Article XI of the Pension Plan shall not be taken into account.”

17.  Section 2.3 is amended to read as follows:

“2.3 Reemployment. If a Participant whose employment with a Participating Company was terminated at a time when such Participant had a Past Service Retirement Benefit and whose benefit had commenced to be paid under this Plan or under the PMA SERP becomes reemployed by the Participating Company, payment of such Past Service Retirement Benefit shall be suspended until such individual again ceases to be employed by the Participating Company. Thereupon, payment of such Past Service Retirement Benefit shall recommence.”

18.  A new Article III is added to read as follows, and all following Articles and Sections (and all applicable cross-references) are renumbered as necessary:

“ARTICLE III - POST-2005 RETIREMENT SERVICE BENEFITS

3.1 Contribution Credits. With respect to each calendar quarter in each Plan Year beginning on or after January 1, 2006, the Plan Sponsor shall credit the Contribution Account of each Participant described in Section (a) hereof with a Contribution Credit in the amount described in Section (b) hereof.

(a) Eligibility. A Participant shall have a Contribution Credit credited on his or her behalf for any calendar quarter if he or she:

(i) had been credited with at least one Year of Eligibility Service (as defined in the Pension Plan) as of the day before the beginning of the calendar quarter;

(ii) was a Participant at any time during such calendar quarter; and

(iii) was an Eligible Executive of a Participating Company as of the last day of the calendar quarter; provided however, that this requirement shall be deemed to be satisfied if the Participant had retired from the Participating Company during the calendar quarter after having satisfied the requirements for a normal, early or late retirement under the terms of the Pension Plan.

Notwithstanding the foregoing, no further Contribution Credits shall be credited on behalf of a Participant where the sum of (x) the Participant’s years of Past Service Credit as determined under Section 2.1, plus (y) the Participant’s years of Benefit Service credited under the Pension Plan, plus two (2) times the Participant’s Years of Service credited after

December 31, 2005 under the Retirement Savings Plan, exceeds twenty-five (25).

(b) Amount. For any Participant described in Subsection (a) hereof, the Contribution Credit with respect to any calendar quarter shall equal:

(i) for any Participant who is not a Grandfathered Participant, one fourth (1/4) of a percentage of his or her Compensation to be determined under the following table, based on the Participant’s attained age as of the last day of the Plan Year in which the calendar quarter occurs:

Participant’s Age	Percentage of Compensation
Less than 30	2%
At least 30 but less than 45	3%
At least 45 but less than 55	4%
55 or older	5%

(ii) for any Grandfathered Participant, a percentage of one fourth (1/4) of his or her Compensation, to be determined under the following table, based on the Participant’s attained age as of the last day of the Plan Year in which the calendar quarter occurs:

Participant’s Age	Percentage of Compensation
At least 50 but less than 55	6%
At least 55 but less than 60	8%
60 or older	10%

3.2 Establishment of Plan Accounts. The Plan Sponsor shall establish and maintain on its books and records, solely as a bookkeeping entry, a Contribution Account for each Participant. Within such Contribution Account, the Plan Sponsor shall maintain an individual Contribution Subaccount with respect to each Plan Year for which Contribution Credits are credited on behalf of a Participant. Each Contribution Subaccount will be used to record:

(a) The Contribution Credits credited under this Plan on behalf of the Participant pursuant to Section 3.1 for the Plan Year for which the Contribution Subaccount was established;

(b) The related credits or debits for investment earnings or losses under Section 3.3; and

(c) The payments of benefits to the Participant or the Participant’s Spouse under Articles V or VI from such Subaccount.

3.3 Allocation among Investment Options. A Participant may direct that the Contribution Credits credited to his or her Contribution Account be valued, in accordance with Section 3.5 as if the balance credited to the Contribution Account were invested in one or more Vanguard Funds or other investments selected by the Participant. The Participant may select any of the investment options set forth in Appendix A in multiples of 5% (or such smaller percentage as the Administrator may determine). The designation of one or more investment options, whether a Vanguard Fund or otherwise, by a Participant under this Section 3.3 shall be used solely to measure the amounts of investment earnings or losses that will be credited or debited to each of the Participant’s Contribution Subaccounts on the Plan Sponsor’s books and records, and the Plan Sponsor shall not be required under the Plan to establish any account in the Vanguard Funds or to purchase any Vanguard Fund shares or other investment on the Participant’s behalf. The designation by a Participant of any investment option under this Section 3.3 shall be made in accordance with the rules and procedures prescribed by the Administrator.

3.4 Administration of Investments. The investment gain or loss with respect to Contributions Credits credited to the Participant’s Contribution Account on behalf of such Participant shall continue to be determined in the manner selected by the Participant pursuant to Section 3.3 until a new designation is filed with the Administrator or its appointee. If any Participant fails to file a designation, he or she shall be deemed to have elected to continue to follow the investment designation, if any, in effect for the immediately preceding Plan Year. A designation filed by a Participant changing his or her investment option selection shall apply to either future contributions, amounts already accumulated in his or her Contribution Account, or both. A Participant may change his or her investment selection on any Valuation Date and such change shall be effected as soon as administratively practicable.

3.5 Valuation of Contribution Accounts. The Contribution Account of each Participant shall be valued on each Valuation Date based upon the performance of the investment option or options selected by the Participant. Such valuation shall reflect the net asset value expressed per share of each designated investment option. Each Contribution Account shall be valued separately. A valuation summary shall be prepared on each Determination Date and/or such other dates as may be determined by the Administrator.

3.6 Calculation of Post-2005 Service Retirement Benefit. As of any date of determination, the value of a Participant’s Post-2005 Service Retirement Benefit, when expressed as a lump sum value, shall equal the sum of the balances in each of his or her Contribution Subaccounts, other than Expired Contribution Subaccounts. Solely with respect to a Participant whose Past Service Credit under the Plan has been reduced to zero in accordance with Section 2.1, the oldest Contribution Subaccount of any Participant for any Plan Year for which Contribution Credits were credited on his or her behalf shall become an Expired Contribution Subaccount on the date as of which two times the Participant’s Years of Service credited after December 31, 2005 under the Retirement Savings Plan, exceeds twenty-five (25). Upon his or her completion of each subsequent Year of Service under the Retirement Savings Plan, the Participant’s next oldest Contribution Subaccount shall become an additional Expired Contribution Subaccount. Upon becoming an Expired Contribution Subaccount, any Contribution Subaccount shall be permanently forfeited by the Participant. An example of the conversion of Contribution Subaccounts to Expired Contribution Subaccounts set forth in Section 2.1(c).

3.7 Reemployment. If a Participant whose employment with a Participating Company was terminated at a time when such Participant had a Post-2005 Service Retirement Benefit and whose benefit had commenced to be paid under this Plan or under the PMA SERP becomes reemployed by the Participating Company, payment of such Post-2005 Service Retirement Benefit shall be suspended until such individual again ceases to be employed by the Participating Company. Thereupon, payment of such Post-2005 Service Retirement Benefit shall recommence.”

19.  Article IV (renumbered from Article III) is renamed as “VESTING OF RETIREMENT BENEFITS.”

20.  Section 4.1 (renumbered from 3.1) is amended to read as follows:

“4.1 Full Vesting. Except as otherwise provided in this Section 4.1 and in Section 8.2 hereof, a Participant shall have a fully (100%) vested and nonforfeitable interest in his/her Retirement Benefit, if any, once he/she has satisfied the age and service requirements for early or normal retirement under the Pension Plan, as amended effective June 1, 1999, whichever occurs first. Notwithstanding the foregoing:

(a) a Participant shall forfeit his/her vested interest, if any, in his/her Retirement Benefit if his/her employment is terminated for Cause; and

(b) a Participant shall have no vested interest in any Expired Contribution Subaccount.”

21.  Article V (renumbered from Article IV) is renamed as “FORM OF PAYMENT OF RETIREMENT BENEFITS.”

22.  Section 5.1 (renumbered from 4.1) is amended to read as follows:

“5.1 Payment of Retirement Benefit. Except as otherwise provided in Sections 5.3 and 8.2 hereof, a Participant’s vested Retirement Benefit, if any, shall commence to be paid at the time retirement income payments commence being made to the Participant under the Pension Plan. If a Participant elects early retirement under the Pension Plan then the Participant’s Retirement Benefit shall commence at the same time as payments from the Pension Plan and shall be reduced by the same early retirement reduction factors, if any, applicable to his/her retirement income from the Pension Plan, as amended effective June 1, 1999.”

23.  Section 5.2 (renumbered from 4.2) is amended to read as follows:

“5.2 Form of Payment. The normal form of payment of a Participant’s Retirement Benefit shall be the same as that provided under the Pension Plan. Subject to Section 5.5 hereof, a Participant’s Retirement Benefit shall be paid, however, in the same form which the Participant has elected, or is deemed to have elected, pursuant to the Pension Plan. The Participant’s election under the Pension Plan (with the valid consent of his/her Spouse where required under the Pension Plan) shall also be applicable to the payment of his/her Retirement Benefit. Notwithstanding the foregoing, any Participant who elects a Social Security level income option to augment his/her benefit under the Pension Plan, on account of his/her retirement before he/she is eligible for retirement benefits under the Federal Social Security system (as such optional form is described in Section 7.2 of the Pension Plan) shall receive his/her Retirement Benefit in the form of a single life annuity, as reduced, if necessary, in the manner set forth in Section 5.1 hereof. The Administrator shall have the sole and absolute discretion and authority to approve or reject a Participant’s request for a different method of payment than specified herein.”

24.  Section 5.3 (renumbered from 4.3) is amended to read as follows:

“5.3 Change of Control during Employment. Upon a Change of Control, or within two years thereafter, regardless of whether or not the Plan has been terminated during such period, if the Participating Company (or any successor corporation) shall terminate the Participant’s employment for other than Cause or if the Participant shall terminate employment for Good Reason or retirement, death, or Total Disability, then the Participant shall become eligible for, and entitled to receive, the Participant’s Retirement Benefit. The Participant’s Retirement Benefit under this provision shall be paid out in a lump sum upon such termination of employment. Such benefit shall be paid by the Participating Company

(or any successor corporation) to the Participant in a lump sum, in cash, within ninety days following the date of termination. Such amount will be calculated as the sum of (a) the Actuarial Equivalent of the Participant’s Past Service Retirement Benefit using the assumptions for determining Actuarial Equivalence provided under the Pension Plan for determining lump sum distributions, plus (b) the balance of his Contribution Account. Any Participant who remains employed by the Participating Company (or any successor corporation) for two or more years after a Change of Control shall receive the Retirement Benefit in accordance with Sections 5.1 and 5.2 hereof.”

25.  Section 5.4 (renumbered from 4.4) is amended to read as follows:

“5.4 Change of Control during Retirement. In the event of a Change of Control of the Plan Sponsor, any Participant who has previously retired from the Participating Company and is receiving payment of the Participant’s Retirement Benefit shall receive, within ninety days following such Change of Control, a single payment in cash which is the Actuarial Equivalent of the Participant’s remaining benefit under this Plan using the assumptions for determining Actuarial Equivalence provided under the Pension Plan for determining lump sum distributions.”

26.  Section 5.5 (renumbered from 4.5) is amended to read as follows:

“5.5 Failure to Assume Plan upon Change of Control. In the event the Plan is not assumed by a successor upon a Change of Control of the Plan Sponsor, then all Participants shall become eligible for, and entitled to receive, their Retirement Benefit. Such Retirement Benefit shall be paid out in a lump sum upon such failure to assume the Plan. Such benefit shall be paid by the Participating Company (or any successor corporation) to the Participant in a lump sum, in cash, within ninety days following the date of the failure to assume the Plan. Such amount will be calculated as the sum of (a) the Actuarial Equivalent of the Participant’s Past Service Retirement Benefit, plus (b) the balance of his Contribution Account.”

27.  Section 5.6 (renumbered from 4.6) is amended to read as follows:

“5.6 Actuarial Equivalent. A Retirement Benefit which is payable in any form other than the normal form under the Pension Plan, i.e., a straight life annuity over the lifetime of the Participant, or which commences at any time prior to the Participant’s Normal Retirement Date, shall be the Actuarial Equivalent of the Retirement Benefit payable hereunder using the assumptions for determining Actuarial Equivalence provided under the Pension Plan for making a comparable determination.”

28.  Article VI (renumbered from V) is amended to read as follows:

“ARTICLE VI - DEATH BENEFITS

6.1 Death Benefit - Past Service Retirement Benefit. Except as otherwise provided herein, a death benefit shall be payable to the surviving Spouse of a Participant who dies before commencement of his/her Past Service Retirement Benefit, if the Spouse is entitled to a qualified pre-retirement survivor annuity under Article VI of the Pension Plan. The amount of the death benefit hereunder shall be based on the amount of the Participant’s Past Service Retirement Benefit determined using the date of death as the date of retirement or separation from service and, for purposes of converting the Past Service Retirement Benefit to a spousal survivor death benefit, using the rules contained in Article VI of the Pension Plan. The death benefit under this Section 6.1 shall be administered and distributed in accordance with the provisions of Article VI of the Pension Plan.

In the event of a Change of Control of the Plan Sponsor, any surviving Spouse who is receiving payment of a death benefit pursuant to this Section 6.1 shall receive a single lump sum cash payment which is the Actuarial Equivalent of the surviving Spouse’s remaining death benefit. Such benefit shall be paid by the Participating Company (or any successor corporation) to the surviving Spouse within ninety days following the date of the Change of Control.

6.2 Death Benefit - Post-2005 Service Retirement Benefit. The payment of death benefits with respect to a Participant’s Post-2005 Service Retirement Benefit shall be governed by the following rules:

(a) Death After Commencement of Benefit Payments. If the Participant dies after commencing to receive his or her Post-2005 Service Retirement Benefit, any death benefit with respect thereto shall be determined solely in accordance with the form of payment that the Participant had elected for his or her Post-2005 Service Retirement Benefit.

(b) Death Prior to Commencement of Benefit Payments. If the Participant dies before commencing to receive his or her Post-2005 Service Retirement Benefit, the then current balance of his or her Contribution Account shall be paid to his or her Beneficiary(ies) in a single sum payment as soon as administratively practicable following the Participant’s death.

6.3 Beneficiary Designations. Each Participant may designate, in a signed writing delivered to the Administrator in a form approved by the Administrator, one or more Beneficiaries to receive any distribution of a

Post-2005 Service Retirement Benefit which may become payable as the result of the Participant’s death.

(a) Changes and Failed Designations. A Participant may designate different Beneficiaries at any time by delivering a new designation. Any designation shall become effective only upon its receipt by the Administrator, and the last effective designation received by the Administrator shall supersede all prior designations. If a Participant dies without having designated a Beneficiary, or if no Beneficiary survives the Participant, the Participant’s Contribution Account shall be payable (i) to his or her surviving Spouse, (ii) if the Participant is not survived by a Spouse, to the Participant’s Beneficiary under his or her Participating Company’s basic group-term life insurance program (if any), or (iii) if neither (i) nor (ii) is applicable, to the executors and/or administrators of his or her estate.

(b) Divorced Participant. Notwithstanding the foregoing or any other provision of the Plan to the contrary, in the case of a divorced Participant who named his or her former Spouse as his or her Beneficiary prior to his or her divorce and who dies without changing such Beneficiary designation, such deceased Participant’s former Spouse shall be deemed to have predeceased the Participant. In that event, (i) the deceased Participant’s current surviving Spouse shall be deemed to replace his or her former Spouse as his or her Beneficiary in accordance with the terms of his or her Beneficiary designation form and the remainder of his or her Beneficiary designation form shall continue in effect in accordance with its terms, or (ii) if there is no current surviving Spouse, the deceased Participant’s Beneficiary shall be the deceased Participant’s surviving primary Beneficiary (ies) as designated on, and in accordance with the terms of, his or her Beneficiary designation form, or (iii) if there is no current surviving primary Beneficiary, the deceased Participant’s Beneficiary shall be the deceased Participant’s surviving secondary Beneficiary (ies) as designated on, and in accordance with the terms of, his Beneficiary designation form, or (iv) if there is no surviving secondary Beneficiary, the deceased Participant’s Beneficiary shall be the executor of the deceased Participant’s will or the administrator of his or her estate.

(c) Documentary Proof. The Administrator may require the execution and delivery of any documents, papers, and receipts that the Administrator deems reasonably necessary in order to be assured that the payment of any death benefit is made to the person or persons entitled to payment.

6.4 Payments to Incompetents. If any individual to whom a benefit is payable under the Plan is a minor, or if the Administrator determines that any individual to whom a benefit is payable under the Plan is incompetent to receive such payment or to give a valid release therefor, payment shall be made to the guardian, committee or other representative of the estate of such individual which has been duly appointed by a court of competent jurisdiction. If no guardian, committee or other representative has been appointed, payment may be made to any person as custodian for such individual under any Uniform Transfer to Minors Act or may be made to or applied to or for the benefit of the minor or incompetent, the incompetent’s spouse, children or other dependents, the institution or persons maintaining the minor or incompetent, or any of them, in such proportions as the Administrator from time to time shall determine; and the release of the person or institution receiving the payment shall be a valid and complete discharge of any liability of the Plan with respect to any benefit so paid.

6.5 Simultaneous Death. In the event of the simultaneous death of a Participant eligible for a death benefit under this Article VI and his/her Spouse or other Beneficiary so that it is not possible to determine which one was the survivor, it shall be presumed for purposes of this Article VI that the Spouse or other Beneficiary predeceased the Participant.”

29.  Section 8.2 (renumbered from 7.2) is amended to read as follows:

“8.2 Amendment or Termination.

(a) The Board of Directors reserves the right to alter, amend or terminate the Plan, or any part thereof, through the adoption of a written resolution; provided, however, that no such action by the Board of Directors shall reduce a Participant’s Retirement Benefit accrued as of the time thereof and no such amendment or termination may occur as a result of a Change of Control, within two years after a Change of Control, or as part of any plan to effect a Change of Control. Each amendment shall be set forth in a written instrument.

(b) If the Plan is terminated, a determination shall be made of each Participant’s Retirement Benefit as of the Plan termination date. The amount of a Participant’s benefit or benefits shall be payable to the Participant at the time it would have been payable under Article V hereof if the Plan had not been terminated. If a Participant dies after termination of the Plan, but prior to his/her Termination of Employment, his/her surviving Spouse shall receive a distribution of his/her death benefit, determined in accordance with Article VI hereof, but based on the Participant’s Retirement Benefit as of the Plan termination date.”

30.  An “Appendix B” is added to the Plan to read as follows:

“APPENDIX B - INVESTMENT OPTIONS AVAILABLE FOR MEASUREMENT OF INVESTMENT EARNINGS OR LOSSES IN CONTRIBUTION ACCOUNTS UNDER PLAN

(a) Morgan Growth Fund

(b) Total Bond Market Index Fund

(c) 500 Index Fund

(d) Treasury Money Market Fund

(e) STAR Fund

(f) Windsor II Fund

(g) International Growth Fund

(h) Explorer Fund

(i) Extended Market Index Fund

(j) Total International Stock Index Fund

(k) Any other investment options selected by the Administrator”

IN WITNESS WHEREOF, PMA CAPITAL CORPORATION has caused these presents to be duly executed, under seal, this 24th day of October, 2005.

Attest:	PMA CAPITAL CORPORATION
[SEAL]

/s/ Robert L. Pratter	/s/ William E. Hitselberger

Robert L. Pratter, Secretary	William E. Hitselberger, Executive Vice President and Chief Financial Officer